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CONTACT:  Nick Hill                     Gordon Lambourne
          (301) 380-7484                (301) 380-1368
          nick.hill@marriott.com        gordon.lambourne@marriott.com


MARRIOTT INTERNATIONAL AND ROCKLEDGE HOTEL PROPERTIES EXTEND TENDER OFFER AND CONSENT SOLICITATION PERIOD FOR COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP UNTIL MIDNIGHT, SEPTEMBER 29.

WASHINGTON, D.C. - September 22, 2000 - Marriott International, Inc. (NYSE:MAR) and Rockledge Hotel Properties, Inc. announced today that CBM II Holdings LLC, a wholly owned subsidiary of a joint venture between Marriott International and Rockledge Hotel Properties, is extending its offer to acquire all outstanding units of limited partnership interest of Courtyard by Marriott II Limited Partnership ("Courtyard II") to 12:00 midnight, New York City time, on Friday, September 29, 2000. The expiration of the solicitation period during which holders of Courtyard II units may submit consent forms regarding the merger and the amendments to the Courtyard II partnership agreement described in the Purchase Offer and Consent Solicitation previously sent to unitholders were also extended to 12:00 midnight, New York City time, on Friday, September 29, 2000. The offer and the consent solicitation period were each previously scheduled to expire at 12:00 midnight, New York City time, on Friday, September 22, 2000.

A supplement to the Purchase Offer and Consent Solicitation will be sent shortly to unitholders indicating that after 12:00 midnight, New York City time, on September 29, 2000, the expiration date of the consent solicitation period will no longer be required to coincide with the expiration date of the offer. After that time the expiration date of the purchase offer and the expiration date of the consent solicitation may be extended to the same date or different dates, or not at all. If the expiration date of the consent solicitation period is not further extended, after 12:00 midnight, New York City time, on Friday, September 29, 2000, holders of Courtyard II units will no longer be able to submit or revoke consent forms regarding the merger and the amendments to the partnership agreement.
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The extension of the expiration dates of the tender offer and the consent solicitation period does not affect the timing of the final court hearing to approve the terms of the Courtyard II settlement, which will still be held at 9 a.m. (local time) on September 28, 2000 in the courtroom of the Honorable Michael Peden, 285th District Court, Bexar County Courthouse, 100 Dolorosa Street, San Antonio, Texas, as indicated in the Purchase Offer and Consent Solicitation previously sent to unitholders.

According to Gemisys Corporation, the Claims Administrator for the tender offer and consent solicitation, approximately 1199 Courtyard II units have voted in favor of the merger, approximately 22 units have voted against, 30 units have abstained, and approximately 150 have not yet voted. Approximately 1175 Courtyard II units have been tendered and not withdrawn pursuant to the tender offer, representing approximately 80% of the outstanding Courtyard II units.

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MARRIOTT INTERNATIONAL, INC. (NYSE:MAR) is a leading worldwide hospitality company with over 2,000 operating units in the United States and 57 other countries and territories. Marriott Lodging operates and franchises hotels under the Marriott, Renaissance, Residence Inn, Courtyard, TownePlace Suites, Fairfield Inn, SpringHill Suites and Ramada International brand names; develops and operates vacation ownership resorts under the Marriott, Ritz-Carlton and Horizons brands; operates Marriott Executive Apartments; provides furnished corporate housing through its ExecuStay by Marriott division; and operates conference centers. Other Marriott businesses include senior living communities and services, wholesale food distribution, procurement services, and The Ritz-Carlton Hotel Company LLC. The company is headquartered in Washington, D.C., and has approximately 149,000 employees. In fiscal year 1999, Marriott International reported systemwide sales of $17.7 billion. For more information or reservations, please visit Marriott International's website at www.marriott.com.
                                                               ----------------

ROCKLEDGE HOTEL PROPERTIES INC is a Delaware corporation formed in connection with Host Marriott Corporation's (NYSE: HMT) reorganization of its business operations to qualify as a "real estate investment trust," or REIT, for federal income tax purposes. Host Marriott Corporation is a lodging real estate company which currently owns or holds controlling interests in 122 upscale and luxury hotel properties primarily operated under premium brands such as Marriott, Ritz-Carlton, Hyatt, Four Seasons, Hilton and Swissotel. Rockledge Hotel Properties and Host Marriott
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Corporation have their principal offices at 10400 Fernwood Road, Bethesda,
Maryland 20817. For further information, please visit Host Marriott Corporation's website at www.hostmarriott.com.
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COURTYARD BY MARRIOTT II LIMITED PARTNERSHIP is a Delaware limited partnership formed in 1987 which owns 70 Courtyard by Marriott hotels located throughout the United States which are managed by a subsidiary of Marriott International, Inc.
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